Exhibit 99.1

Barbican Group Holdings Limited
Press Release
5th October 2012
Barbican Announces Additional Investment by Carlson Capital, L.P.

LONDON: Barbican Group Holdings Limited (“Barbican”), announced today that an entity controlled by Carlson Capital, L.P., has increased its stake in Barbican by acquiring the interests held by entities associated with Steel Partners II, LP. The transaction closed on October 5th. Carlson Capital is now Barbican's controlling shareholder, with an interest of over 90%.

David Reeves, Chief Executive Officer of Barbican stated “We are pleased to have Carlson as Barbican's sole institutional sponsor and believe this transaction demonstrates Carlson's long‐term confidence in our business and future prospects. Over the past year we have significantly strengthened Barbican's core underwriting business and believe the Company is well positioned to continue to deliver effective solutions to brokers and customers worldwide.”

Note to Editors
Formed in 2007, Barbican Group Holdings is an insurance group writing business predominantly through its syndicate at Lloyd's. It also has a non‐Lloyd's financial solutions business based in Guernsey which offers tailored insurance solutions to the commercial sector. Barbican Syndicate 1955 at Lloyd's has a stamp capacity of £180m for the 2012 year of account and underwrites UK insurance, healthcare liability, international casualty reinsurance, marine insurance, marine reinsurance, financial and professional lines, North American casualty reinsurance, property, property reinsurance, and cyber liability.

Media Inquiries
For all media enquiries, please contact Barbican's appointed PR agency, Pelham Bell Pottinger. email:
barbican@pelhambellpottinger.co.uk
Damian Beeley: +44 (0) 20 7861 3139
Zoe Pocock: +44 (0) 20 7861 3961